Exhibit 10.1

AGREEMENT REGARDING ADDITIONAL PARTICIPATING PARTY RIGHTS

AND

AMENDMENT NO. 3 TO

PLANT ALVIN W. VOGTLE ADDITIONAL UNITS

OWNERSHIP PARTICIPATION AGREEMENT

AND

AMENDMENT NO. 4 TO

PLANT VOGTLE OWNERS AGREEMENT AUTHORIZING

DEVELOPMENT, CONSTRUCTION, LICENSING AND

OPERATION OF ADDITIONAL GENERATING UNITS

This Agreement Regarding Additional Participating Party Rights and Amendment No. 3 to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement and Amendment No. 4 to Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units, dated as of November 2, 2017 (this “Agreement and Amendment”), is by and among GEORGIA POWER COMPANY, a corporation organized and existing under the laws of the State of Georgia (“GPC”), OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation formed under the laws of the State of Georgia (“OPC”), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia (“MEAG”), MEAG POWER SPVJ, LLC, MEAG POWER SPVM, LLC, MEAG POWER SPVP, LLC, each a Georgia limited liability company (collectively, the “MEAG SPVs”), and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners d/b/a Dalton Utilities (“Dalton”) (GPC, OPC, MEAG, the MEAG SPVs and Dalton hereinafter referred to individually as a “Party” and collectively called the “Parties”).

WITNESSETH

WHEREAS, GPC, OPC, MEAG, the MEAG SPVs and Dalton entered into (i) the Development Agreement (as defined in Exhibit A), to, among other things, agree, consent and grant the right to the development, construction, licensing and operation by one or more of the Parties of the Additional Units, and (ii) the Ownership Participation Agreement (as defined in Exhibit A), to, among other things, establish the ownership rights of the Parties in the Additional Units and related property (the Development Agreement and the Ownership Participation Agreement collectively, the “Additional Units Agreements”);

WHEREAS, in connection with the continuation of construction of the Additional Units, the Parties have agreed (i) to establish certain additional rights of the Parties, including without limitation certain voting and information and access rights, and (ii) to amend the Development Agreement and the Ownership Participation Agreement, all as set forth in this Agreement and Amendment; and

WHEREAS, the Parties desire to clarify certain obligations of and liability protections provided to Southern Nuclear Operating Company, Inc. (“SNC”).

NOW, THEREFORE, in consideration of the recitals, the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, acknowledge, stipulate and agree as follows:

SECTION 1.0                  Defined Terms; Duration.

Section 1.1                                    Defined Terms.  Capitalized terms used in this Agreement and Amendment and not defined in this Agreement and Amendment (including in Exhibit A hereto) have the meanings assigned in the Ownership Participation Agreement.

Section 1.2                                    Duration of Agreements and Amendments Herein.  The agreements and amendments to the Ownership Participation Agreement and the Development Agreement set forth in Sections 2.1(d) (regarding settlement of disputes), 2.1(e) (regarding selecting a new agent), 2.1(f) (regarding COL/Decommissioning), 2.3(a) (regarding pursuing litigation), 2.3(b) (regarding settlement of disputes), 2.3(c) (regarding removing GPC as agent), 2.3(d) (regarding removing SNC as agent), 2.7 (regarding claims and disputes), 2.9 (regarding site representative access), 2.11 (regarding MEAG), 3.1 (regarding discontinuance of the Project), 3.2 (regarding GPC’s agency standard), 3.3 (regarding notice of removal of agent), 4.0 (regarding SNC) and 5.0 (regarding miscellaneous matters) and the provisions of this Section 1.2 shall remain in force or effect, as applicable, until such time as the Ownership Participation Agreement or Development Agreement, as applicable, expires, terminates or otherwise is no longer effective.  However, notwithstanding anything to the contrary contained or implied herein (but subject to the last sentence of Section 5.1(c)), all other provisions of this Agreement and Amendment, including without limitation the agreements and amendments to the Ownership Participation Agreement and the Development Agreement set forth in Sections 2.1(a) (regarding continuation of the Project), 2.1(b) (regarding deferral of the Project), 2.1(c) (regarding change of Primary Contractor), 2.2 (regarding 67% approval matters), 2.4 (regarding Project information), 2.5 (regarding meetings), 2.6 (regarding the Services Agreement), 2.8 (regarding electronic access), and 2.10 (regarding information access remedies), shall remain effective until, but not after, the date of Commercial Operation.

SECTION 2.0                  Agreements Regarding Additional Participating Party Rights.

Notwithstanding anything to the contrary contained or implied in the Development Agreement and the Ownership Participation:

Section 2.1                                    Ninety Percent Approval.  The approval of the Participating Parties owning at least an aggregate ninety percent (90%) Ownership Interest in the Additional Units shall be required to:

(a)                                 continue the construction, completion, testing, startup and pre-operational turnover of the Additional Units (the “Project”) following any one or more of the following Project adverse events (each a “PAE”):

(i)                                     one or both of Toshiba Corporation’s (“Toshiba”) bankruptcy or the occurrence of one or more of the conditions specified in subclauses 1 and 2 below in relation to that certain Settlement Agreement by and among

Toshiba and GPC, OPC, MEAG and Dalton, dated as of June 9, 2017 (as may be amended, the “Settlement Agreement”):

1.                                      the failure of Toshiba to make a payment when due in accordance with the payment schedule in Schedule 2.2 of the Settlement Agreement if at the time such payment is due, another payment also is past due under such Schedule 2.2; provided that, for purposes of this subclause 1, Toshiba shall be deemed to have made any payments set forth on Schedule 2.2 that are satisfied through External Payments (as defined in the Settlement Agreement), to the extent permitted by Section 3.1 of the Settlement Agreement; provided, further, that any payment by Toshiba or any External Payment (as defined in the Settlement Agreement) that is rescinded or otherwise returned, as described in Section 2.5 of the Settlement Agreement, shall be deemed not to have been made in accordance with the payment schedule in Schedule 2.2 of the Settlement Agreement for purposes of this subclause 1, and provided further, that if all the Participating Parties have assigned their rights to receive any such payment to one or more third parties, then any failure by Toshiba to make such payment when due, and any rescission of any such payment, shall not be considered a failure by Toshiba to make such payment when due or a rescission of such payment for purposes of this subclause 1, or

2.                                      a breach by Toshiba of any of the covenants set forth in Section 5.1 of the Settlement Agreement, provided, that if all the Participating Parties have assigned all of their rights with respect to any such covenant under Section 5.1 of the Settlement Agreement to one or more third parties, then any breach by Toshiba of such covenant shall not be considered a breach by Toshiba of such covenant for purposes of this subclause 2;

(ii)                                  termination or rejection in bankruptcy (other than in the existing bankruptcy proceedings for Westinghouse Electric Company LLC (“WEC”) and certain of its affiliates) of any of the following:  (a) the Ownership Participation Agreement, (b) the letter agreement dated July 30, 2008 designating SNC as agent for GPC (in GPC’s role acting for itself and as agent for the other Parties) under the Ownership Participation Agreement for construction services, as amended from time to time (the “SNC Letter Agreement”), (c) the Amended and Restated Services Agreement between GPC, for itself and as agent for OPC, MEAG, the MEAG SPVs and Dalton, and WEC and WECTEC Global Project Services Inc. dated July 20, 2017, as may be amended (the “Services Agreement”); or (d) any one or more construction contracts (each, a “Construction Completion Agreement”) with Bechtel Power Corporation (the “Primary Contractor”), or any successor thereto, and GPC, for itself and as agent for the Participating Parties;

(iii)                               (1) any (A) decision by the Georgia Public Service Commission (“GPSC”) to disapprove any portion of GPC’s share of the total Project investment or GPC’s associated financing costs or (B) determination by the GPSC during its review of GPC’s Seventeenth Semi-Annual Construction Monitoring Report, Request for Approval of the Expenditures Made between January 1, 2017 and June 30, 2017, and Request for Approval of the Revised Project Cost Estimates and Construction Schedule Pursuant to O.C.G.A. § 46-3A-7(b), submitted by GPC to the GPSC August 31, 2017 (“VCM 17”) review, or at any time thereafter, (i) that any of GPC’s share of the total Project investment or GPC’s associated financing costs (except those already specified in GPSC’s December 20, 2016, Order Adopting Stipulation, filed January 3, 2017) will not be recovered in GPC’s retail rates because they are deemed by the GPSC to be unreasonable or imprudent or for any other reason, or (ii) that such investment or associated financing costs will be presumed to be unreasonable or imprudent or unrecoverable, in each case which decision or determination shall have become final and non-appealable; or (2) GPC shall not submit any portion of GPC’s share of the total Project investment or GPC’s associated financing costs to the GPSC for approval as part of its routine VCM reporting process as a result of a determination by GPC that such investment or costs do not meet the applicable requirements of Georgia law to be recoverable in GPC’s retail rates; or

(iv)                              a cumulative increase in the estimated construction cost or schedule for the Project, as reported to the Parties by SNC, that increases the construction cost or schedule by an amount equal to or greater than one billion dollars ($1,000,000,000) and/or one (1) year, respectively, over the construction budget cost and schedule reported by GPC in VCM 17 (nine billion four hundred and fifty million dollars ($9,450,000,000) from July 1, 2017, and Commercial Operation dates of (1) November 2021 for Unit 3 and November 2022 for Unit 4 and approved by the GPSC;

provided, in the event a PAE occurs, unless the Project is continued as provided in this Section 2.1(a) or deferred as provided in Section 2.1(b), the Project shall be canceled, and all construction, completion, testing, startup and pre-operational turnover activities shall cease;

(b)                                 upon the occurrence of a PAE, and unless GPC is directed or ordered by the GPSC or the Nuclear Regulatory Commission (“NRC”) to cancel the Project, (i) defer continuance of the construction, completion, testing, startup and pre-operational turnover of the Project for a specified period, which period must be selected and agreed to in writing by the Participating Parties owning at least an aggregate ninety percent (90%) Ownership Interest in the Additional Units concurrently with the approval of such deferral and which must expire on a date certain (a “Deferral Period”), and (ii) upon the expiration of any Deferral Period, either (1) continue the construction, completion, testing, startup and pre-operational turnover of the Project or (2) further defer the Project and set a new Deferral Period; provided that if neither action identified in clause (ii) is approved by the Participating Parties owning at least an aggregate ninety percent (90%) Ownership Interest in the Additional Units prior to the expiration of the applicable Deferral Period, the Project shall be canceled, and all construction, completion, testing, startup and pre-operational turnover activities shall cease;

(c)                                  change the Primary Contractor of the Project to an entity other than the Primary Contractor;

(d)                                 settle any litigated (or in formal dispute resolution) dispute relating to the Project or the completed Additional Units with respect to any claim or related set of claims in an aggregate amount equal to or greater than fifty million dollars ($50,000,000);

(e)                                  select a new agent to replace GPC as agent following resignation by GPC pursuant to Section 5.3(c) of the Ownership Participation Agreement or following removal pursuant to Section 2.3(c) below or select a new agent to replace SNC as agent following a termination by SNC under Paragraph 8 of the SNC Letter Agreement or Article X of that certain Amended and Restated Nuclear Operating Agreement, between GPC and SNC, entered into as of April 21, 2006 (the “SNC Operating Agreement”), or following termination by GPC of the SNC Letter Agreement or termination by GPC of the SNC Operating Agreement pursuant to Section 2.3(d) below, as applicable; provided that (i) it is expressly understood and agreed that GPC and SNC shall continue in their respective roles as agent until their respective successors have been appointed, subject to approval of the NRC, by the action of the Participating Parties owning not less than an aggregate ninety percent (90%) Ownership Interest in the Additional Units, and (ii) all actions taken by GPC and SNC in their respective roles as agent prior to the effective appointment of their respective successor agents shall be deemed ratified and affirmed by the other Parties; provided further no Affiliate of SNC which has an Ownership Interest shall unreasonably withhold its vote approving the selection of a new agent; and

(f)                                   renew the COL for either of the Additional Units or set a date for Decommissioning of either of the Additional Units.

Section 2.2                                    Sixty-Seven Percent Approval.  The approval of the Participating Parties owning at least an aggregate sixty-seven percent (67%) Ownership Interest in the Additional Units shall be required to materially amend any of the following: (i) the SNC Letter Agreement, (ii) the Services Agreement, or (iii) any Construction Completion Agreement with a Primary Contractor.  For the purpose of this subparagraph, a material amendment shall mean any change in the scope of work, the fee or the terms and conditions of the contract that is expected to increase the cost of such contract by one hundred million dollars ($100,000,000) or more.

Section 2.3                                    Fifty Percent Approval.  The approval of the Participating Parties owning more than an aggregate fifty percent (50%) Ownership Interest in the Additional Units shall be required to:

(a)                                 pursue litigation (or formal dispute resolution) of any dispute relating to the Project or the completed Additional Units with an aggregate amount in controversy (whether under a single claim or multiple related claims) equal to or greater than fifty million dollars ($50,000,000);

(b)                                 settle any litigated (or in formal dispute resolution) dispute relating to the Project or the completed Additional Units with respect to any claim or related set of claims in an aggregate amount less than fifty million dollars ($50,000,000);

(c)                                  remove GPC as agent under the Ownership Participation Agreement or the Development Agreement, subject to United States Department of Energy (“DOE”) approval, to the extent required in connection with any loan guarantee agreement of any Participating Party, for failure to follow Prudent Utility Practice or other material breach of the terms of those agreements by GPC; provided that (i) it is expressly understood and agreed that GPC shall continue in its role as agent until its successor has been appointed, subject to approval of the NRC, by the action of the Participating Parties as provided in Section 2.1(e) hereof, and (ii) all actions taken by GPC in its role as agent prior to the effective appointment of a successor agent shall be deemed ratified and affirmed by the other Parties; or

(d)                                 require GPC to remove SNC as agent pursuant to the SNC Letter Agreement or the SNC Operating Agreement, subject to DOE approval, to the extent required in connection with any loan guarantee agreement of any Participating Party, for SNC’s failure to follow Prudent Utility Practice or other material breach of the SNC Letter Agreement or the SNC Operating Agreement, as applicable (as reasonably determined by such Owners); provided that (i) it is expressly understood and agreed that SNC shall continue in its role as agent until its successor has been appointed, subject to approval of the NRC, by the action of the Participating Parties as provided in Section 2.1(e) hereof, and (ii) all actions taken by SNC in its role as agent prior to the effective appointment of a successor agent shall be deemed ratified and affirmed by the other Parties.

Section 2.4                                    Project Information.

(a)                                 Each Party may identify up to four Project representatives (which shall include its respective Site Representative) for purposes of this Agreement and Amendment (“Project Representatives”).  GPC shall also identify a manager or director level employee as the point of contact (“Point of Contact”) with the Participating Parties for the delivery of Project information and responding to requests for Project information provided by any Primary Contractor; provided that, notwithstanding the foregoing, Participating Party’s Project Representatives shall be entitled to contact relevant SNC or GPC team members directly from time-to-time for Project information on discreet topics, subject to each Participating Party’s duty to refrain from unreasonably distracting such team members from their regular duties. Notwithstanding the foregoing, for the purposes of this section, MEAG and the MEAG SPVs shall constitute one Party.

(b)                                 GPC shall make Project information provided by any Primary Contractor available to each Party’s Project Representatives as soon as feasible after receipt of Project information from the Primary Contractor following a request from a Party’s Project Representative, and in no event later than two (2) business days after the request from a Party’s Project Representative to GPC’s Point of Contact, provided that such Project information can be provided in such a timeframe without unreasonably distracting Agents’ personnel from their other duties. GPC shall advise the Participating Parties within one (1) business day of the request if such Project information cannot reasonably be delivered within two (2) business days.  In no event shall the delay in delivering requested Project information in SNC or GPC’s possession extend beyond seven (7) business days.

(c)                                  Each Party’s Project Representatives shall be responsible for disseminating Project information within the Party’s respective organizations, consistent with the confidentiality requirements of applicable contracts.

Section 2.5                                    Meetings.  The Parties will receive invitations for their Project Representatives to attend and participate in the regularly scheduled daily Plan of the Day meetings (and scheduled subsequent follow-up meetings) with the functional area managers of each Primary Contractor where progress and schedule of construction activities are discussed with those managers. The Parties’ Project Representatives will also be invited to attend all exit meetings with the NRC in connection with inspection activities. The Parties’ Project Representatives will be provided reasonable advance notice of such meetings. The Parties’ Designated Representatives will continue to be invited to attend Project Management Board meetings and quarterly Construction Review Board meetings.  A meeting agenda and a copy of the materials to be discussed at such meetings shall be provided in advance of the meeting.

Section 2.6                                    Services Agreement Information.  (a) Each of SNC and GPC will provide each Party’s Project Representatives with access to regular, periodic, written reports provided to SNC or GPC by WEC, each Primary Contractor and SNC regarding the execution of the work on the Project within one (1) business day after receipt by SNC or GPC, as applicable, and (b) as to any information other than such written reports, SNC or GPC will provide such information as soon as feasible after receipt of such information by SNC or GPC following a request from a Party’s Project Representative, and in no event later than two (2) business days after the request from a Party’s Project Representative to GPC’s Point of Contact for such information, provided that such information can be provided in such a timeframe without unreasonably distracting SNC’s or GPC’s personnel from their other duties.  GPC shall advise the Participating Parties within one (1) business day of the request if such information cannot reasonably be delivered within two (2) business days. In no event shall the delay in delivering requested information in SNC or GPC’s possession extend beyond seven (7) business days.

Section 2.7                                    Claims; Dispute Resolution Processes.

(a)         SNC or GPC will notify each Party’s Project Representatives no later than two (2) business days after SNC or GPC becomes aware of an actual third party claim relating to the Project or the completed Additional Units, either pending or threatened in writing, and will provide each Party’s Project Representatives with access to Project information in GPC’s or SNC’s possession concerning such third party claims and the Parties’ defenses (except for GPC’s and SNC’s privileged attorney work product not within the scope of any applicable joint defense agreement between the Parties) as soon as feasible after request of a Party’s Project Representative.

(b)         Each Party will consult in good faith regarding the selection of members of the dispute resolution board established to handle disputes with the Primary Contractor relating to the Project (the “Dispute Resolution Board”) in an effort to achieve unanimous consent as to the identity of the members of the Dispute Resolution Board. The Parties agree that all members of the Dispute Resolution Board will be neutrals and that Parties will not agree to a selection process whereby the Parties and the Primary Contractor each select one member who will then select a third.

(c)          GPC will seek input from each other Party in the development of legal and commercial strategy concerning the resolution of Project disputes with the Primary Contractor, including the formulation of any proposed settlement proposal or the consideration and analysis of settlement proposals received from the Primary Contractor. A designated Party representative may attend and observe each negotiating session that is scheduled in advance between the Primary Contractor and GPC or SNC, provided that GPC or SNC representatives will conduct the negotiations on behalf of all of the Parties.

Section 2.8                                    Electronic Access.  Provision of electronic access to Project information shall satisfy the Project information delivery requirements under the Ownership Participation Agreement, as amended hereby, so long as such electronic access provides complete Project information.  Where electronic access does not provide complete Project information, such electronic access shall be supplemented.

Section 2.9                                    Clarification of Site Representative Access Rights.  Section 5.5(d) of the existing Ownership Participation Agreement provides that each Party’s Site Representative may attend any meeting described therein other than (i) personnel or conflict-resolving meetings, or (ii) any other meetings that the Agent’s project management or senior management shall reasonably request (emphasis added) such Site Representative not attend.  For clarity, the presumption will be that those meetings that do not fall under (i) are open to each Party’s Site Representative and the exception shall be invocation of (ii) to prohibit attendance by a Party’s Site Representative. Upon any invocation of (ii) to prohibit attendance by a Party’s Site Representative, GPC or SNC, as applicable, shall deliver to such Party a written explanation of the reasonable grounds for its prohibition of the Site Representative’s attendance.

Section 2.10                             Information and Access Covenant Remedies. Each Party hereby acknowledges, understands and agrees that a breach of the requirements on the part of GPC or SNC to provide information or access to another Party set forth in this Agreement and Amendment, including those obligations in Sections 2.4, 2.5, 2.6, 2.7 and 2.8 hereof, will result in irreparable damage and harm to the other Parties and that the other Parties will not have an adequate remedy at law in the event of any such breach. Therefore, in furtherance, and not in limitation, of the rights of the Parties set forth in Section 8.2(b)(v) of the Ownership Participation Agreement, the Parties hereby agree that, in the event of any such breach of this Agreement and Amendment, the equitable remedies described in Section 8.2(b)(v) of the Ownership

Participation Agreement shall be available to any Party seeking to obtain information or access to which it is entitled hereunder.

Section 2.11                             MEAG Representative.  Notwithstanding anything to the contrary contained or implied in this Agreement and Amendment (but subject to the last sentence of Section 5.1(c)), MEAG and the MEAG SPVs shall not have separate rights of access, to information, to meeting attendance nor the right to appoint separate individuals to act as their respective designated Party representatives and may instead appoint the same Project Representatives to act as the designated Party representatives of MEAG and all the MEAG SPVs for purposes of the receipt of information, access and meeting attendance to the extent permitted by this Agreement and Amendment.

SECTION 3.0                  Amendments to Ownership Participation Agreement and Development Agreement.

Section 3.1                                    No Unilateral Discontinuance or Deferral Right.  No Party shall have a unilateral right to defer or discontinue the Project except as necessary to comply with an order of the GPSC or the NRC.  Section 3.8 of the Development Agreement is hereby removed from the Development Agreement in its entirety and each other provision of the Development Agreement or Ownership Participation Agreement that refers to such Section 3.8 or otherwise implies that GPC has a unilateral right to defer or discontinue the Project, including without limitation Section 5.3(b) of the Ownership Participation Agreement, shall be interpreted to give effect to the first sentence of this Section 3.1.

Section 3.2                                    GPC’s Agency Standard.  Section 5.3(a) of the Ownership Participation Agreement is hereby amended to replace the phrase “use its reasonable best efforts to discharge its responsibilities as agent in accordance with Prudent Utility Practice” with the phrase “discharge its responsibilities as agent in accordance with Prudent Utility Practice.”

Section 3.3                                    Notice of Removal of Agent.  Section 5.3(a) of the Ownership Participation Agreement is hereby amended to replace the phrase “upon written notice to the Agent executed by all the other Participating Parties, provided that if an Affiliate of the Agent has an Ownership Interest in either or both of the Additional Units, its execution of such notice shall not be unreasonably withheld” with “upon written notice to the Agent executed by Participating Parties owning more than an aggregate 50% Ownership Interest in the Additional Units.”

SECTION 4.0                  SNC Liability, etc.

Section 4.1                                    SNC Liability.  In recognition of SNC’s performance of services as agent At Cost, without a fee, and except in the case of SNC’s Willful Misconduct, the Parties’ sole recourse against SNC or its affiliates (other than GPC) for SNC’s action or inaction in connection with its performance as agent shall be limited to the removal of SNC from its role as agent in accordance with the SNC Letter Agreement, the SNC Operating Agreement, or Section 2.3(d) of this Agreement and Amendment.  For clarity, except for extending the existing GPC limitations on agent liability to SNC, the foregoing is meant simply to restate the existing Ownership Participation Agreement on this point and shall not operate to amend the existing Ownership Participation Agreement (including, but not limited to, the existing obligation of GPC not to make any adverse distinction), the SNC Letter Agreement or the SNC Operating Agreement. For purposes hereof, “Willful Misconduct” shall have the meaning given to it in (and be interpreted in accordance with) the SNC Letter Agreement.

Section 4.2                                    Clarification.  Nothing in this Agreement and Amendment limits SNC’s indemnification and other rights under the SNC Letter Agreement and the SNC Operating Agreement or GPC’s right to charge and collect from the other Parties the charges and costs incurred by GPC in connection with the SNC Letter Agreement and SNC Operating Agreement (including, without limitation, for any such indemnification) in accordance with the Additional Units Agreements (as amended hereby), the Nuclear Managing Board Agreement (as defined in the Ownership Participation Agreement) and related agreements.

Section 4.3                                    SNC is GPC’s Agent.  The Participating Parties acknowledge and agree:  (A) that this Agreement and Amendment does not render OPC, MEAG, any of the MEAG SPVs, or Dalton a party to the SNC Letter Agreement or SNC Operating Agreement; (B) that this Agreement and Amendment does not modify the rights of OPC, MEAG, any of the MEAG SPVs, or Dalton as third party beneficiaries of the SNC Letter Agreement and the SNC Operating Agreement as set forth in those agreements; and (C) SNC is not agent for OPC, MEAG, any of the MEAG SPVs or Dalton, except as and to the extent provided in Section 11.13 of the SNC Operating Agreement or Paragraph 7 of the SNC Letter Agreement.

SECTION 5.0                  Miscellaneous.

Section 5.1                                    Construction; Relationship to Additional Units Agreements.

(a)         The rights and obligations of the Parties established in Section 2 of this Agreement and Amendment are in all respects in addition to, and shall in no way limit (but shall not result in duplication of), the existing rights of the Parties under the Additional Units Agreements, including without limitation (i) the Parties’ existing rights under the Additional Units Agreements to approve, vote on or consent to certain decisions or actions relating to the Project or the completed Additional Units and (ii) the Parties’ existing rights under the Additional Units Agreements to receive and audit certain information relating to the Project or the completed Additional Units, maintain Site Representatives, and attend certain meetings, including without limitation those rights under Sections 5.2(d), 5.5, 5.6, 5.7, 5.8, 6.2, 6.4, 6.6, 7.2, 7.8 and 8.2(b)(v) of the Ownership Participation Agreement and Section 3.9 of the Development Agreement, as applicable.

(b)         Except as expressly amended hereby, the Development Agreement and the Ownership Participation Agreement and all other provisions thereof remain and shall continue to be in full force and effect and are hereby ratified, subject in all respects to Sections 5.1(a) and (c).

(c)          The Additional Units Agreements shall be interpreted, applied and enforced so as to give full effect to this Agreement and Amendment. For the avoidance of doubt, notwithstanding anything to the contrary contained or implied in this Agreement and Amendment, this Agreement and Amendment is not intended to and shall not be directly or indirectly interpreted or applied so as to directly or indirectly modify or supplement any of the document provisions identified in Exhibit B hereto.

Section 5.2                                    Counterparts.  This Agreement and Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Further, the signatures of the duly authorized representatives of each Party hereto need not be contemporaneous and shall be deemed effective if exchanged by electronic transfer between the Parties hereto or their respective designees, including transmittal by facsimile or electronic mail.

Section 5.3                                    Joint Drafting.  No Party shall assert or claim a presumption disfavoring the other by virtue of the fact that this Agreement and Amendment was drafted primarily by legal counsel for the other, and this Agreement and Amendment shall be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement and Amendment.

Section 5.4                                    Governing Law.  The validity, interpretation, and performance of this Agreement and Amendment and each of its provisions shall be governed by the internal Laws of the State of Georgia.

Section 5.5                                    Severability.  If any provision of this Agreement and Amendment is declared by any regulator or court of competent jurisdiction to be invalid or unenforceable, the balance of this Agreement and Amendment shall remain in effect, and this Agreement and Amendment shall be interpreted so as to give full effect to its effective terms and still be valid and enforceable.

Section 5.6                                    Headings.  Headings appearing herein are used solely for convenience and are not intended to affect the interpretation of any provision of this Agreement and Amendment.

Section 5.7                                    Entire Agreement.  This Agreement and Amendment, and all attachments hereto, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties regarding the subject matter hereof.

Section 5.8                                    Beneficiaries.  This Agreement and Amendment is entered into for the sole benefit of the Parties, and except as may be specifically provided herein, no other person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement and Amendment.  Without limiting the foregoing, nothing in this Agreement and Amendment affects Toshiba’s obligations to fully comply with the Settlement Agreement or any of the Parties’ rights and remedies thereunder.

Section 5.9                                    SNC Joinder.  SNC is joining in the execution of this Agreement and Amendment for the purposes of Sections 2.1(e), 2.3(d), 2.4, 2.5, 2.6, 2.7, 2.9, 2.10, 4.1, 4.2, 4.3, and 5.1(c) and this Section 5.9. SNC hereby acknowledges and agrees to all of its rights and obligations, and modifications to its existing rights and obligations, set forth in the immediately above specifically enumerated sections of this Agreement and Amendment. SNC also hereby agrees to join in the execution of any consent, assignment, agreement or other instrument or document reasonably requested by the DOE in connection with the DOE-guaranteed federal loans that have been or are in the future made available to any of the Parties, including any amendment to that certain Owners Consent to Assignment and Direct Agreement and Amendment to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of February 20, 2014, by and among GPC, OPC, MEAG and Dalton, DOE and PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association.

Section 5.10                             RUS Approval.  The effectiveness of this Agreement and Amendment is subject to the condition that OPC has obtained the approval of the Administrator of the Rural Utilities Service required under OPC’s loan contract with the Rural Utilities Service for the amendments to the Ownership Participation Agreement contained herein.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Amendment as of the date first above written.

Signed, sealed and delivered in the presence of:	GEORGIA POWER COMPANY

/s/ K.C. Jewell	By:	/s/ Christopher Cummiskey
Witness	Name:	Christopher Cummiskey
/s/ Delta Booker	Title:	EVP External Affairs and Nuclear Development

Notary Public
My Commission expires: March 2, 2019	Attest:	/s/ Meredith M. Lackey
	Its:	Corporate Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION)

/s/ Suzanne N. Roberts	By:	/s/ Michel L. Smith
Witness	Name:	Michael L. Smith
/s/ Jean L. Wheeler	Title:	President and CEO

Notary Public
My Commission expires: May 7, 2020	Attest:	/s/ Patricia N. Nash
	Its:	Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA

/s/ Steven M. Jackson	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
/s/ Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires: January 26, 2021	Attest:	/s/ Dale Dyer
	Its:	Executive Assistant to President & Chief
Executive Officer
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	MEAG POWER SPVJ, LLC

	By:	MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA, its sole member

/s/ Steven M. Jackson	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
/s/ Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires: January 26, 2021	Attest:	/s/ Dale Dyer
	Its:	Executive Assistant to President & Chief
Executive Officer
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	MEAG POWER SPVM, LLC

	By:	MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA, its sole member

/s/ Steven M. Jackson	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
/s/ Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires: January 26, 2021	Attest:	/s/ Dale Dyer
	Its:	Executive Assistant to President & Chief
Executive Officer
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	MEAG POWER SPVP, LLC

By: MUNICIPAL ELECTRIC AUTHORITY
OF GEORGIA, its sole member

/s/ Steven M. Jackson	By:	/s/ James E. Fuller
Witness	Name:	James E. Fuller
/s/ Cindy R. Carter	Title:	President & Chief Executive Officer
Notary Public
My Commission expires: January 26, 2021	Attest:	/s/ Dale Dyer
	Its:	Executive Assistant to President & Chief
Executive Officer
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	CITY OF DALTON, GEORGIA
BY: BOARD OF WATER, LIGHT AND
SINKING FUND COMMISSIONERS
D/B/A DALTON UTILITIES

/s/ Don Johnson	By:	/s/ Tom Bundros
Witness	Name:	Tom Bundros
/s/ Megan Hobbs	Title:	CEO
Notary Public
My Commission expires: March 21, 2019	Attest:	/s/ Hank Blackwood
	Its:	Chief Technical Services Officer
(CORPORATE SEAL)

Joinder:

SNC is joining in the execution of this Agreement and Amendment as further described in Section 5.9.

Signed, sealed and delivered in the presence of:	SOUTHERN NUCLEAR OPERATING
COMPANY, INC.

/s/ Ty L. Jones	By:	/s/ Mark D. Rauckhorst
Witness	Name:	Mark D. Rauckhorst
/s/ Ty L. Jones	Title:	Executive Vice President
Notary Public
My Commission expires: February 18, 2020	Attest:	/s/ Sherry A. Mitchell
	Its:	Assistant Corporate Secretary
(CORPORATE SEAL)

EXHIBIT A

ADDITIONAL UNITS OWNERSHIP AGREEMENTS

1.              Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units, dated as of May 13, 2005, with the Exhibits attached thereto, all as amended by the following, and as may be further amended (collectively referred to as the “Development Agreement”):

•                  Additional Unit Side Letter regarding Negotiation of Definitive Agreements from GPC to OPC, MEAG and Dalton, dated as of May 13, 2005

•                  Amendment No. 1 to Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units among GPC, OPC, MEAG and Dalton dated as of April 21, 2006

•                  Letter Agreement as to Typographical Error in Amended Development Agreement from GPC to OPC, MEAG and Dalton, dated as of April 19, 2007

•                  First Addendum to Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units among GPC, OPC, MEAG and Dalton dated as of April 8, 2008

•                  Amendment No. 2 to Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units among GPC, OPC, MEAG and Dalton dated as of April 8, 2008

•                  Agreement and Amendment No. 3 to Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units among GPC, OPC, MEAG, the MEAG SPVs and Dalton dated as of February 20, 2014

2.              Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, dated as of April 21, 2006, with the Exhibits attached thereto and any such Exhibit forms that have been executed by any Party, all as amended by the following, and as may be further amended (collectively referred to as the “Ownership Participation Agreement”):

•                  Letter regarding Clarification of Section 4.2(f) from Alston & Bird LLP to Troutman Sanders LLP and Minor, Bell & Neal, P.C., dated as of April 5, 2008

•                  Amendment No. 1 to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement among GPC, OPC, MEAG and Dalton dated as of April 8, 2008

•                  Letter Agreement as to Dates for Delivery of Construction Budgets from GPC to OPC, MEAG and Dalton dated as of June 18, 2009

A-1

•                  Agreement and Amendment No. 2 to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement among GPC, OPC, MEAG, the MEAG SPVs and Dalton dated as of February 20, 2014

•                  Owners Consent to Assignment and Direct Agreement and Amendment to Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement, by and among GPC, OPC, MEAG and Dalton, DOE and PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association, dated as of February 20, 2014

A-2

EXHIBIT B

DOCUMENT PROVISIONS NOT MODIFIED OR SUPPLEMENTED

Development Agreement:

Section 1.4
Section 1.5
Section 2.1
Exhibit A

Ownership Participation Agreement:

Section 4.1
Section 4.2
Section 4.9(c)
Section 7.7
Section 7.10
The following definitions:
Additional Unit Property
Additional Unit Properties
Additional Unit
Additional Units
Agent
COL
Commercial Operation
Cost of Construction
Decommissioning
ESP
Existing Unit Ownership Agreement
Existing Units
Final Percentage Interest
Identified Site
Identified Sites
Initial Percentage Interest
Major Milestone
Maximum Binding Percentage
Minimum Binding Percentage
Ownership Interest
Party
Participating Parties
Participating Party
Plant Vogtle
Related Facilities
Supplemental Percentage Interest
Uniform System of Accounts
Weighted Ownership Interest in Plant Vogtle

B-1

Exhibit A-1

Plant Alvin W. Vogtle Nuclear Units Amended and Restated Operating Agreement, among GPC, OPC, MEAG and Dalton, with the Exhibits attached thereto, all as amended and as may be further amended:

Article II
Section 3.1
Section 3.3
Section 3.4

SNC Letter Agreement:

Paragraph 3.a.
Paragraph 3.c.
Paragraph 6
Paragraph 7
Paragraph 8 (second paragraph and clauses (i) and (ii))
Paragraph 9 (last sentence only)

SNC Operating Agreement:

Section 2.7.2 (initial paragraph) and 2.7.2.1
Section 3.6
Section 3.7
Section 5.1.7
Section 6.3 (last sentence)
Section 6.1(b)
Section 10.1 (lead-in paragraph and clauses (i) and (ii))
Section 11.8
Section 11.13

Nuclear Managing Board Agreement:

Section 5.1.1 (last sentence)
Section 5.6

Declaration of Covenants

Section 9(e) (Notice) (last paragraph)

B-2